Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 26, 2012, by and among–

(i)      CEP, INC., a Tennessee corporation (“CEP”);

(ii)     CEP MERGER SUB, INC., a Tennessee corporation (“Merger Sub”); and

(iii)    FORTUNE INDUSTRIES, INC., an Indiana corporation (the “Company”).

RECITALS:

A.     The respective Boards of Directors of CEP, Merger Sub, and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the Merger (as defined in Section 1.1), on the terms and subject to the conditions set forth in this Agreement.

B.      The respective Boards of Directors of CEP, Merger Sub, and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

C.     The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

D.     Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s, Merger Sub’s, and CEP’s respective willingness to enter into this Agreement, certain stockholders of the Company are entering into Stockholder Voting Agreements in substantially the form attached hereto as Exhibit A (the “Stockholder Agreements”).

agreement:

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

article 1.

THE MERGER

1.1      The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Tennessee Business Corporation Act (“Tennessee Law”) and the Indiana Business Corporation Law, Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2      Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Tennessee in accordance with the relevant provisions of Tennessee Law (the “Certificate Of Merger”) (the time of such filing with the Secretary of State of the State of Tennessee (or such later time as may be agreed in writing by the Company and CEP and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Bone McAllester Norton PLLC, Nashville, Tennessee, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Tennessee Law.

1.4      Charter and Bylaws. At the Effective Time, the Charter of Merger Sub (as in effect immediately prior to the Effective Time) shall be the Charter of the Surviving Corporation until thereafter amended in accordance with Tennessee Law and as provided in such Charter. At the Effective Time, the Bylaws of Merger Sub (as in effect immediately prior to the Effective Time) shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Tennessee Law and as provided in such Bylaws.

1.5      Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6      Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of CEP, Merger Sub, the Company, or the holders of any shares of capital stock of the Company, the following shall occur:

(a)      Company Preferred Stock. Each single share of the Company’s Series C Preferred Stock, $0.10 par value (“Company Preferred Stock) (other than shares of Company Preferred Stock to be canceled pursuant to Section 1.6(c), if any, will be canceled and extinguished and automatically converted into 145.971 validly issued, fully paid and non-assessable shares, of common stock, par value $0.00001 per share, of the Surviving Corporation.

(b)      Company Common Stock.

(i)      As to each record holder of the Company’s Common Stock, $0.10 par value (“Company Common Stock”) holding less than five hundred one (501) shares thereof on the date of this Agreement and until immediately prior to the Effective Time (including any heir or devisee of such record holder holding such shares pursuant to the laws of descent and distribution in that record holder’s domicile), such record holder’s shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive Sixty-One Hundredths Dollar ($0.61) per share (the “Per Share Amount”); and

(ii)      As to each record holder of Company Common Stock that does not meet the conditions specified in Section 1.6(b)(i) above and as to each record holder of Company Common Stock holding five hundred one (501) shares thereof or greater immediately prior to the Effective Time, each such holder’s shares issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation (the “Non-Cash Consideration”; the Per Share Amount, and the Non-Cash Consideration are referred to herein collectively as the “Merger Consideration”).

(c)      Cancellation of Treasury Stock. Each share of Company Common Stock or Company Preferred Stock held as treasury stock by the Company or any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)      Employee Stock Options. Each Company Option or Other Option (both as defined in Section 2.2(b)) which is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the CEP, Merger Sub, the Company, or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Per Share Amount over the per share exercise or purchase price of such Company Option or such Other Option (such amount being hereinafter referred to as the “Option Merger Consideration”), and each Company Option and Other Option shall be canceled at the Effective Time. The payment of the Option Merger Consideration to the holder of a Company Option or Other Option shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign Tax (as defined in Section 2.6) law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option or Other Option. The Stock Option Plans (as defined in Section 2.12(a)) shall terminate at the Effective Time.

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(e)      Warrants. All Warrants issued by the Company and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no compensation therefor.

(f)      Adjustments to the Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7      Surrender of Certificates.

(a)      Exchange Agent. Prior to the Effective Time, CEP shall select a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger. Prior to the Effective Time, CEP shall enter into an agreement with Exchange Agent, reasonably satisfactory to the Company.

(b)      CEP to Provide Cash. At or promptly following the Effective Time (and in no event later than one (1) business day following the Effective Time), CEP shall make available to the Exchange Agent for exchange in accordance with this Article 1, cash payable to the stockholders of the Company pursuant to Section 1.6(b)(i) in exchange for outstanding shares of Company Preferred Stock and Company Common Stock, respectively. Any funds deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)      Exchange Procedures. Promptly after the Effective Time (and in no event later than three (3) business days following the Effective Time), CEP shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive cash pursuant to Section 1.6(b)(i): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CEP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 1.6(b) (without limiting the effect of Section 1.7(e)). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive promptly (and in no event later than three (3) business days after receipt thereof) in exchange therefor the Merger Consideration to which the holder of such certificate is entitled pursuant to Section 1.6(a) or Section 1.6(b) (less any withholding amount with respect to the shares of Company Common Stock or Company Preferred Stock held by such holder as provided by Section 1.7(e)), and the Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to this Article 1 upon surrender of the Certificates.

(d)      Transfers of Ownership. If the payment of the amounts payable pursuant to Section 1.6(a) or Section 1.6(b) is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock or Company Preferred Stock, as applicable, are registered, it will be a condition of payment that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such payment will have paid to CEP or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the payment of the amount specified in Section 1.6(a) or Section 1.6(b) to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of CEP or any agent designated by it that such Tax has been paid or is not payable.

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(e)      Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Preferred Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f)      No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent nor the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)      Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by CEP on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article 1. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article 1 shall promptly be paid to CEP.

(h)      Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for payment, as general creditors thereof, of their claim for the Merger Consideration, without interest, to which such holders may be entitled pursuant to Section 1.6(a) or Section 1.6(b). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Company Preferred Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by law, become the property of CEP free and clear of any claims or interest of any Person previously entitled thereto.

(i)      No Further Ownership Rights in Company Common Stock or Company Preferred Stock. At the close of business on the day of the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock. From and after the Effective Time, the holders of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article 1, subject to applicable law in the case of Dissenting Shares. All cash paid upon surrender of Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares previously represented by such Certificates.

(j)      Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article 1; provided, however, that CEP or the Surviving Corporation may, in their discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against CEP, the Company, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(k)      Applicability to Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Exchange Agent under this Section 1.7 shall commence only on the date of such loss of status.

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1.8      Dissenting Shares. With respect to the Company Common Stock, there are no dissenters rights applicable thereto, pursuant to Section IC 23-1-44-8(b) of the Indiana Business Corporation Law.

1.9      Further Action. At and after the Effective Time, the officers and directors of CEP and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

article 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to CEP and Merger Sub, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by the Company to CEP dated as of the date hereof (the “Company Disclosure Letter”), as follows:

2.1      Organization; Power; Charter Documents; Subsidiaries.

(a)      Organization; Standing And Power. The Company and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure of any Subsidiary of the Company to be so organized, existing and in good standing would not have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.3(c)) on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(b)      Charter Documents. The Company has delivered or made available to CEP: (i) a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”) of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except in the case of a Subsidiary, as would not be material to the Company.

(c)      Subsidiaries. Section 2.1(c) of the Company Disclosure Letter includes all the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity or ownership interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, preemptive rights, mortgages, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests, except for restrictions imposed by applicable securities laws.

2.2      Capital Structure.

(a)      Capital Stock. The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, par value $0.10 per share; (ii) 3,000,000 shares of preferred stock, par value $0.10 per share, 1,000,000 of which have been designated as Series A Preferred Stock, 1,000,000 of which have been designated as Series B Preferred Stock, and 1,000,000 of which have been designated as Series C Preferred Stock. At the close of business on the date hereof: (i) 12,287,290 shares of Company Common Stock were issued and outstanding (plus any shares of Company Common Stock issued since February 29, 2012, upon the exercise of Company Options or Other Options (as defined in Section 2.2(b)), (ii) no shares of Company Common Stock were issued and held by the Company in its treasury, (iii) 296,180 shares of Series C Preferred Stock were issued and outstanding; and no shares of Series A Preferred Stock and Series B Preferred Stock were outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

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(b)      Stock Options. As of the close of business on the date hereof: (i) 889,283 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans (as defined in Section 2.12) (the “Company Options”); (ii) 110,717 shares of Company Common Stock are available for future issuance under the Company Stock Option Plans, and (iii) no shares of Company Common Stock are subject to issuance pursuant to outstanding options, rights or warrants to purchase Company Common Stock issued pursuant to the Contracts (as defined in Section 2.14) or instruments listed on Section 2.2(b) of the Company Disclosure Letter (the “Other Options”). The Company has provided CEP information describing option activity through the date of this Agreement. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, the Company Purchase Plans and the Other Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c)      Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of the Company is issued or outstanding as of the date hereof.

(d)      Other Securities. Except as otherwise set forth in Section 2.2(d) of the Company Disclosure Letter or otherwise referred to in Sections 2.2(a), 2.2(b), and 2.2(c), there are no securities, options, warrants, calls, rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or redeem, repurchase, acquire or pay for or cause to be issued, delivered or sold, or redeemed, repurchased, acquired or paid for additional shares of capital stock, Voting Debt, equity interests or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract, arrangement or undertaking. All outstanding shares of Company Common Stock and Company Preferred Stock, all outstanding Company Options and Other Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below), (ii) all requirements set forth in applicable material Contracts and (iii) Company Charter Documents or Subsidiary Charter Documents. There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. For purposes of this Agreement: (x) “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity; and (y) “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

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2.3      Authority; Non-Contravention; Necessary Consents.

(a)      Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Tennessee Law). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by CEP and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)      Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 2.14). Section 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any Company Material Contract required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a Material Adverse Effect on the Company or the Surviving Corporation.

(c)      Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral entity, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which the Company and/or CEP are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any foreign laws regulating competition, antitrust, investment or exchange controls, (iii) the consents listed on Section 2.3(c) of the Company Disclosure Letter; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (v) such consents, approvals, orders, authorizations, registration, declaration or filing as may be required by the rules and regulations of The New York Stock Exchange, Inc., and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or CEP or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations, waivers and filings set forth in (i), (ii) and (v) are referred to collectively herein as the “Necessary Consents.”

2.4      SEC Filings; Financial Statements.

(a)      SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 11, 2000. The Company has made available to CEP all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”), as the case may be, applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

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(b)      Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of February 29, 2012, is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect on the Company, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and liabilities incurred pursuant to this Agreement.

2.5      Absence of Certain Changes or Events. Since the date of the Company Balance Sheet (a) there has not been any Material Adverse Effect on the Company, (b) and through the date hereof, the Company and its Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution of this Agreement and (c) through the date hereof, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, except for required dividend payments with respect to the Company’s Series C Preferred shares, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at cost in connection with the termination of the Company’s or any of its Subsidiary’s relationship with any Service Provider (as defined in the Company Option Plans) pursuant to stock option or purchase agreements in effect on the date hereof or entered into in compliance with this Agreement, or (ii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock.

2.6      Taxes.

(a)      For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity. Notwithstanding the foregoing, for the purposes of this Section 2.6 and Section 4.1(b)(xii), “Tax” and “Taxes” shall not include any Tax taken into account in determining Assumed Customer Tax Obligation (as defined in Section 2.23(a)). The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are true and correct in all material respects. The Company and each of its Subsidiaries have timely paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge (as defined in Section 8.3(b)) of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

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(b)      There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory Liens for current Taxes not yet due. Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation ss. 1.1502-6, Treasury Regulation ss. 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by Contract, or otherwise. Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service (the “IRS”) or comparable ruling of any other Tax authority, and there is no currently pending private letter ruling request to the IRS or comparable ruling request to any other Tax authority, relating to either the Company or any of its Subsidiaries. The Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Tax authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws. No claim in writing has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries have given or otherwise made available to CEP true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. The Company and its Subsidiaries have, in all material respects, charged their customers all sales, goods and services, and other similar Taxes required to be charged under the laws and regulations of all applicable taxing jurisdictions. All such Taxes have been collected and remitted to the appropriate Tax authority in a timely manner in all material respects.

2.7      Intellectual Property.

(a)      No Infringement. The products, services and operations of the Company do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on the Company. “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer software programs and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world. “Company Intellectual Property” shall mean all Intellectual Property owned by the Company and/or used in its products, services and operations.

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(b)      No Impairment. The Merger (including the assignment by operation of law of any Contract to the Surviving Corporation) will not result in: (i) CEP or any Subsidiary of CEP (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) being bound by any material non-compete or other material restriction on the operation of any business of CEP or its Subsidiaries, (ii) CEP or any Subsidiary of CEP (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) granting any rights or licenses to any material Intellectual Property of CEP or any Subsidiary of CEP to any third party (including a covenant not to sue with respect to any material Intellectual Property of CEP or any Subsidiary of CEP), or (iii) the termination or breach of any Contract to which the Company is a party, which termination or breach would have, individually or in the aggregate, a Material Adverse Effect on either the Surviving Corporation or CEP, or (iv) the termination or forfeiture of any Company Intellectual Property.

(c)      Schedule. Section 2.7(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material Company Intellectual Property described in subsection (i), (iv), (v) and (vi) of Section 2.7(a) and all copyright registrations and applications therefor.

(d)      Ownership and Maintenance. The Company owns, or possesses licenses or other valid rights to use, all Company Intellectual Property which is required or necessary to the conduct of the business of the Company, except where the lack thereof, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is infringing upon or violating any material Company Intellectual Property. The Company has taken reasonable steps to maintain the confidentiality of its trade secrets.

(e)      Privacy. The Company does not use or collect any of the information it collects from its web site visitors or other parties in an unlawful manner, or in a manner that violates the Company’s privacy policy or the privacy rights of its customers. The Merger will not violate the Company’s privacy policy or the privacy rights of its customers.

2.8      Compliance; Permits.

(a)      Compliance. Neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on the Company. No material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which, individually or in the aggregate, has or could have a Material Adverse Effect on the Company.

(b)      Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, authorizations, franchises, variances, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, the failure to hold which, individually or in the aggregate, would have a Material Adverse Effect on the Company (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.9      Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, any investigation pending or threatened, against the Company or any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or pursuant to which it may be obligated to indemnify any such officer, director, employee of Person, before any Governmental Entity that seeks to restrain, delay, alter or enjoin the consummation of the transactions contemplated hereby, seeks an award of damages in connection with this Agreement or any transactions contemplated hereby or which could, either singularly or in the aggregate with all such claims, actions or proceedings, be material to the Company. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that has had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

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2.10      Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.11      Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.11 of the Company Disclosure Letter identifies each Person who is an “affiliate” (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date hereof.

2.12      Employee Benefit Plans.

(a)      The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe, pension, profit-sharing, savings, retirement, employment, consulting, bonus, change-in-control, retention, welfare, cafeteria, flexible or other benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under which any employee, former employee, director or consultant of the Company, any Subsidiary of the Company or any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with the Company within the meaning of Section 414 of the Code (each an “ERISA Affiliate”) has any present or future right to benefits, or with respect to which the Company has or may in the future have direct or indirect liability, whether contingent or otherwise, are referred to herein as the “Plans.” Section 2.12(a) of the Company Disclosure Letter contains a complete and accurate list of each material Plan, including (i) all severance and employment agreements of the Company with directors or executive officers, (ii) all severance programs and policies of each of the Company or its Subsidiaries, (iii) all Plans pursuant to which benefits would, in any respect, vest or an amount would become payable by virtue of the transactions contemplated hereby, and (iv) each stock option plan, stock purchase plan, equity based compensation plan, equity award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of the Company capital stock has been granted or otherwise issued (collectively, “Company Stock Option Plans”). The Company has provided or made available to CEP with respect to each Plan, a true, correct and complete copy thereof and to the extent applicable: (i) the most recent documents (including all amendments and trusts or other funding instruments constituting each Plan; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) all IRS determination, opinion, notification and advisory letters relating to any Plan; (iv) if the Plan is funded, the most recent periodic accounting of the Plan assets; (v) the most recent summary plan description, summary of material modifications and any other written communication (or description of any oral communications) by the Company or any ERISA Affiliate concerning the extent of benefits provided under a Plan; (vi) for the last three years all material correspondence with the IRS and the Department of Labor (the “DOL”); and (vii) any other document reasonably requested by CEP.

(b)      Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Plans. No suit, action, Lien or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Plan, except as would not result in material liability to the Company. There are no audits, inquiries or proceedings pending by the IRS or the DOL with respect to any Plans. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other applicable laws, rules or regulations. With respect to each Plan: (i) all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS and the DOL, the SEC or any other Governmental Entity, or to the participants or beneficiaries of such Plan have been filed or furnished on a timely basis, and (ii) no individual who has performed services for the Company or its Subsidiaries has been improperly excluded from participation, except in each case for violations which would not reasonably be expected to cause material harm to the Company. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made by the Company or its Subsidiaries in respect of any Plan have been timely paid or accrued, except as would not result in material liability to the Company. Neither the Company nor any ERISA Affiliate have any liability, whether contingent or otherwise, with respect to any plan subject to Title IV of ERISA or Section 412 of the Code which remains unsatisfied.

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(c)      Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any other “party in interest” or “disqualified person” with respect to any Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Plan. To the Knowledge of the Company, no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Plan.

(d)      Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, contributed to, been requested to contribute to, or had any liability, whether contingent or otherwise, with respect to any “multiemployer plan,” as such term is defined in Section 3(37)(A) of ERISA. Neither the Company nor any ERISA Affiliate have at any time ever maintained, established, sponsored, participated in, contributed to, or had any liability, whether contingent or otherwise, with respect to, (i) any multiple employer plan, or to any plan described in Section 413 of the Code, (ii) any “multiple-employer welfare arrangement” as defined in Section 3(40) of ERISA, (iii) a Plan subject to Section 4063 or 4064 of ERISA, or (iv) a Plan maintained outside of the jurisdiction of the United States. None of the Plans promises or provides retiree medical or other retiree benefits to any person except as required by applicable law, including without limitation, coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)      Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage involving the Company or any of its Subsidiaries and any group of its employees. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment and labor practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees, except in each case for compliance violations which would not reasonably be expected to cause material harm to the Company. The Company has not received written notice of any investigation, charge or complaint pending before the Equal Employment Opportunity Commission or any other Governmental Entity regarding an unlawful unemployment practice. The Company (i) is not barred from any governmental contract by the Office of Federal Contract Compliance Programs or comparable state agency (the “OFCCP”), (ii) has not received a notice to show cause from the OFCCP, and (iii) does not have an action pending with the OFCCP.

(f)      Neither any payment or benefit which will or may be made by the Company or its Subsidiaries, nor the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination of another event) shall (i) result in the payment of any amount which could be characterized as a “parachute payment,” within the meaning of Code Section 280G(b)(2), (ii) result in any material payment becoming due, or materially increase the amount of any compensation due, to any current or former employee of the Company or its Subsidiaries, (iii) materially increase any benefits otherwise payable under any Plan, (iv) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or its Subsidiaries to amend or terminate any Plan.

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(g)      To the Knowledge of the Company, neither the Company and its Subsidiaries nor any organization to which the Company or its Subsidiaries is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(h)      Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(i)      Neither the Company nor any of its Subsidiaries have direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to the Company.

(j)      Neither the Company nor any of its Subsidiaries is a party to any Contract or other arrangement which could result in the payment of material amounts that could be non-deductible by reason of Section 162(m) of the Code.

(k)      Each Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Company and its Subsidiaries have otherwise complied with, (i) the requirements of the Heath Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder, except, in each case, for compliance violations which would not reasonably be expected to cause material harm to the Company.

(l)      No stock or other security issued by the Company or its Subsidiaries forms or has formed a material part of the assets of any Plan.

(m)    Neither the Company nor any ERISA Affiliate has a contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Plan.

(n)      No assets of the Company or its Subsidiaries are allocated to or held in a “rabbi trust” or other funding vehicle in respect of any Plan other than one qualified under Section 401(a) of the Code.

(o)      No “employee welfare plan” within the meaning of Section 3(1) of ERISA (“Welfare Plan”) disclosed in Section 2.12(a) of the Company Disclosure Letter is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or self-insured.

2.13      ENVIRONMENTAL MATTERS.

(a)      Hazardous Material. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a “Hazardous Material”) are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

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(b)      Hazardous Materials Activities. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of or in a manner which would result in liability pursuant to, any Legal Requirement in effect on or before the Closing Date and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of or in a manner which would result in liability pursuant to any Legal Requirement.

2.14      CONTRACTS.

(a)      Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i)      any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)      any Contract containing any covenant: (A) limiting the right of the Company or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business, or (B) otherwise having an adverse effect on the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any material products or services;

(iii)      any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would, individually or in the aggregate, have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of the Company or otherwise have a Material Adverse Effect on the Company or any of its Subsidiaries or otherwise have a Material Adverse Effect on the Company;

(iv)      indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contract relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (excluding any equipment leases involving aggregate annual payments of less than Fifty Thousand Dollars ($50,000.00) per lease);

(v)      any non-competition agreement or any other agreement or obligation which limits or purports to limit in any respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

(vi)      any legal entity in the nature of a partnership or joint venture, or a material strategic alliance (or any Contract substantially similar to any of the foregoing);

(vii)      any Contract which could prohibit or materially delay the consummation of the transactions contemplated by this Agreement;

(viii)      any Contract that involves, or to the Knowledge of the Company is likely to involve, aggregate annual payments to or from the Company or any of its Subsidiaries of Fifty Thousand Dollars ($50,000.00) (excluding any Contract with customers of the Company or its Subsidiaries or any Contract governing an investment made in accordance with the Investment Policy (as defined in Section 4.1(b)(ix))); or

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(ix)      any material Contract with any present director or executive officer of the Company or any of its Subsidiaries or any stockholder who owns or controls ten percent (10%) or more of the Company’s voting stock.

(b)      Schedule. Section 2.14(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound by as of the date hereof.

(c)      No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not be material to the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not be material to the Company. Neither the Company nor any of its Subsidiaries has received any written notice from any other party to any Company Material Contract that it intends to terminate or not renew such Company Material Contract. To the Company’s Knowledge, no such other party is in violation, breach or default of any Company Material Contract.

2.15      Disclosure. The Proxy Statement (as defined in Section 5.1) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company, at the time of the Stockholders’ Meeting (as defined in Section 5.2) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about CEP supplied by CEP or any of CEP’s representatives for inclusion or incorporation by reference in the Proxy Statement.

2.16      Board Approval. The Board of Directors of the Company has (i) at a meeting duly called and held on or prior to the date hereof determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and are in the best interest of the Company and its stockholders and declared the Merger to be advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the Stockholder Agreements and the transactions contemplated thereby, which approval constitutes approval under Section IC 23-1-42-1 et seq. of the Indiana Business Corporation Law such that the Merger, this Agreement and the other transactions contemplated hereby, are not and shall not be subject to any restriction pursuant to Section IC 23-1-43-1 et seq. of the Indiana Business Corporation Law, (iii) resolved to make the Recommendation (as defined in Section 5.2(b)), subject to the right of the Board of Directors of the Company to withhold, withdraw, amend, change or modify the Recommendation in accordance with Section 5.3(d), and (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company for approval.

2.17      Fairness Opinion. The Company’s Board of Directors intends to obtain an opinion dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration, including the Per Share Amount, is fair from a financial point of view to the holders of outstanding shares of the Company Preferred Stock and the Company Common Stock.

2.18      Rights Plan. The Company has no stockholder rights plan, rights agreement, or any other instrument in the nature of a “poison pill” that would otherwise be triggered upon or applicable to the execution or delivery of this Agreement or the Stockholder Agreements, the consummation of the Merger pursuant to this Agreement or the consummation of any other transactions contemplated hereby.

2.19      Takeover Statutes. In connection with CEP’s offer and acquisition statement delivered to the Company’s Board of Directors, together with the Board’s approval and recommendation thereof to the Company’s shareholders, the Board of Directors of the Company has taken all actions such that this Agreement and the transactions contemplated hereby and the Stockholder Agreements and the transactions contemplated thereby, are not and will not be subject to any restrictions under Section IC 23-1-42-1 et seq. of the Indiana Business Corporation Law. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Stockholder Agreements or the transactions contemplated hereby or thereby.

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2.20      Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

2.21      Real Estate.

(a)      Ownership of Premises. The Company does not own any real property.

(b)      Leased Properties. Section 2.21(b) of the Company Disclosure Letter is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). The Company has heretofore delivered to CEP true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). There is no material uncured default by the Company as tenant under any of the Real Property Leases or, to the best of the Company’s Knowledge, by the landlord thereunder. The Company holds the leasehold estate under and interest in each Real Property Lease free and clear of all Liens, other than for Liens for taxes not yet due and payable. None of the Leased Real Property is subleased or sublicensed to any other person or entity.

(c)      Entire Premises. All of the material land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property.

2.22      Customers. Section 2.22 of the Company Disclosure Letter sets forth a list of (i) the top ten (10) customers of the Company and its Subsidiaries (established using the projected annualized value per customer based on revenue for the three (3) month period ended February 29, 2012, (ii) for each such customer, the amount of the dollar volume established using the projected annualized value per customer based on revenue for the three (3) month period ended February 29, 2012, and (iii) confirmation of whether a written agreement (other than periodic purchase orders) exists between the Company or any of its Subsidiaries and each such customer and the effective date of each such written agreement. To the Knowledge of the Company, as of the date hereof, no Person listed on Section 2.22 of the Company Disclosure Letter within the last twelve months has canceled or otherwise terminated the relationship of such Person with the Company or any of its Subsidiaries or has given written notice that it intends to cancel or otherwise terminate the relationship of such Person with the Company or any of its Subsidiaries.

2.23      Trust Funds.

(a)      Trust Tax Funds. All Trust Tax Funds amounts have been recorded in the books and records maintained by the Company or its Subsidiaries on behalf of their customers in a manner that allows the Company to separately account for each customer’s Trust Tax Funds (the “Tax Accounts”). To the Knowledge of the Company, the Company and its Subsidiaries have paid in a timely manner to the applicable Tax authorities all amounts that are required to be paid to such authorities on behalf of their customers in respect of all taxable periods then ended, except in the event that any failure to pay such amount to such authorities was (i) caused solely by the refusal or inability of the customer to pay such amount to the Company and its Subsidiaries, (ii) caused solely by the failure of the customer to provide accurate data to the Company and its Subsidiaries or (iii) in the ordinary course of business. To the Knowledge of the Company, the Company and its Subsidiaries have timely filed with the applicable Tax authorities all Tax Returns that are required to be filed in connection with the Trust Tax Funds held in the Tax Accounts, except in the event that any failure to timely file such Tax Returns with such authorities was (i) caused solely by the failure of the customer to provide in a timely manner the information necessary to make such filings or (ii) in the ordinary course of business. The aggregate Assumed Customer Tax Obligations are equal to the sum of (i) the aggregate amount of Trust Tax Funds held in the Tax Accounts plus (ii) the relevant portion of Tax Account Receivables (as defined in Section 5.13), if any, with the exception of the realized loss in value of a financial instrument described in Section 2.23 of the Company Disclosure Letter of which corporate funds will ultimately be transferred into the Tax Account to remedy the differential. “Trust Tax Funds” shall mean, with respect to any date, all federal and state payroll, social security, Medicare, unemployment and other trust Taxes held in Tax Accounts that were (i) withheld by the Company or its Subsidiaries from the payroll of employees of, or otherwise collected from, the Company’s or its Subsidiaries’ customers in connection with the payroll processing and tax filing services of the Company and its Subsidiaries prior to such date and (ii) not yet remitted to the applicable Tax authorities as of such date. “Assumed Customer Tax Obligations” shall mean with respect to any date, obligations of the Company and/or its Subsidiaries as of such date (i) to remit to the Tax authorities on behalf of the Company’s or its Subsidiaries’ customers after such date all federal and state payroll, social security, Medicare, unemployment and other trust Taxes that are required to be paid and (ii) to refund to the Company’s or its Subsidiaries’ customers after such date any Trust Tax Funds over-impounded from such customers by the Company and/or its Subsidiaries, in each case, in connection with the payroll processing and tax filing services performed by the Company and/or its Subsidiaries prior to such date; provided that, for purposes hereof, the Company and/or its Subsidiaries shall only be regarded as having such an obligation if, and to the extent that, a customer has paid, or Trust Tax Funds have been over-impounded by, the Company and/or its Subsidiaries in respect thereof prior to such date. To the Company’s Knowledge, set forth on Section 2.23 of the Company Disclosure Letter, is a true and correct list as of December 31, 2011, of penalties and interest relating to assessments with respect to payroll Tax Returns filed on behalf of the clients of the Company or its Subsidiaries which, at the time the Company received notice of such assessments, were deemed individually to represent potential exposure to the Company and it Subsidiaries, or their clients, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

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(b)      Trust Non-Tax Funds. All Trust Non-Tax Funds amounts have been held in segregated non-tax accounts maintained by the Company or its Subsidiaries on behalf of their customers (the “Non-Tax Accounts”). Such amounts are not commingled with funds of the Company or its Subsidiaries and no amounts have been paid out of such accounts other than (i) payments to the applicable regulatory authorities of such withheld amounts on behalf of such customers or to authorized recipients or (ii) payments returning any such amounts (or any portion of such amounts) to such customers. To the Knowledge of the Company, the Company and its Subsidiaries have paid in a timely manner to the applicable regulatory authorities (or authorized recipients) all amounts that are required to be paid to such authorities (or authorized recipients) on behalf of customers in respect of all payroll periods then ended, except in the event that any failure to pay such amount to such authorities (or authorized recipients) was (i) caused solely by the refusal or inability of the customer to pay such amount to the Company and its Subsidiaries, (ii) caused solely by the failure of the customer to provide accurate data to the Company and its Subsidiaries or (iii) in the ordinary course of business. To the Knowledge of the Company, the Company and its Subsidiaries have timely filed with the applicable regulatory authorities or authorized recipients all filings, if any, that are required to be filed in connection with the Trust Non-Tax Funds held in the Non-Tax Accounts, except in the event that any failure to timely file such filings with such authorities was (i) caused solely by the failure of the customer to provide in a timely manner the information necessary to make such filings or (ii) in the ordinary course of business. The aggregate Assumed Customer Non-Tax Obligations are equal to the sum of (i) the aggregate amount of Trust Non-Tax Funds held in the Non-Tax Accounts plus (ii) the relevant portion of Trust Account Receivables, if any. “Trust Non-Tax Funds” shall mean, with respect to any date, (a) all customers’ employees’ net pay (in connection with direct deposit services or check services) and (b) all workers’ compensation or other insurance premiums or contributions (whether on behalf of the employer or employee) to 401(k) or other similar investment plans that were withheld by the Company or its Subsidiaries from the payroll of employees of, or otherwise collected from, the Company’s or its Subsidiaries’ customers in connection with the payroll processing services of the Company and its Subsidiaries prior to such date, which in each case, were not yet remitted to the applicable regulatory authorities or other authorized recipients as of such date and are held in Non-Tax Accounts. “Assumed Customer Non-Tax Obligations” shall mean with respect to any date, obligations of the Company and/or its Subsidiaries as of such date (i) to remit to the applicable regulatory authorities or other authorized recipients on behalf of the Company’s or its Subsidiaries’ customers after such date all workers’ compensation or other insurance premiums or contributions (whether on behalf of employer or employee) to 401(k) or other similar investment plans or customers’ employees’ net pay (in connection with direct deposit services or check services) that are required to be paid and (ii) to refund to the Company’s or its Subsidiaries’ customers after such date any Trust Non-Tax Funds over-impounded from such customers by the Company and/or its Subsidiaries, in each case, in connection with the payroll processing services performed by the Company and/or its Subsidiaries prior to such date; provided that, for purposes hereof, the Company and/or its Subsidiaries shall only be regarded as having such an obligation if, and to the extent that, a customer has paid, or Trust Non-Tax Funds have been over-impounded by, the Company and/or its Subsidiaries in respect thereof prior to such date.

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2.24      Investment Policy. The Company is, in all material respects, in compliance with the terms of the Investment Policy.

article 3.

REPRESENTATIONS AND WARRANTIES OF CEP AND MERGER SUB

CEP and Merger Sub represent and warrant to the Company, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by CEP and Merger Sub to the Company dated as of the date hereof (the “CEP Disclosure Letter”), as follows:

3.1      Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)      Organization; Standing and Power. Each of CEP and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect on CEP.

(b)      Charter Documents. CEP has delivered or made available to the Company (i) a true and correct copy of the Charter and Bylaws of CEP and of Merger Sub, each as amended to date (collectively, the “CEP and Merger Sub Charter Documents”). The CEP and Merger Sub Charter Documents and are in full force and effect, neither CEP nor Merger Sub is in violation of any of the provisions of the CEP and Merger Sub Charter Documents.

3.2      Authority; Non-Contravention; Necessary Consents.

(a)      Authority. Each of CEP and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of CEP and Merger Sub and no other corporate proceedings on the part of CEP or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to the filing of the Certificate of Merger pursuant to Tennessee Law. This Agreement has been duly executed and delivered by CEP and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of CEP and Merger Sub, enforceable against CEP and Merger Sub in accordance with its terms.

(b)      Non-Contravention. The execution and delivery of this Agreement by CEP and Merger Sub does not, and performance of this Agreement by CEP and Merger Sub will not: (i) conflict with or violate the CEP and Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to CEP or Merger Sub or by which CEP or Merger Sub or any of its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair CEP’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of CEP or Merger Sub pursuant to, any material Contract to which CEP or Merger Sub is a party or by which CEP or Merger Sub or any of its properties are bound or affected, in each case, except as would not individually or in the aggregate, have a material adverse effect on the ability of CEP or Merger Sub to consummate the transactions contemplated hereby.

(c)      Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by CEP in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to CEP, Merger Sub, or the Company or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby within the time frame in which such transactions would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

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3.3      Brokers’ and Finders’ Fees. CEP has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.4      Disclosure. None of the information supplied or to be supplied by or on behalf of CEP or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with expect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

3.5      Board Approval. The Board of Directors of CEP has, by resolutions duly adopted by at a meeting of the CEP’s Directors duly called and held and not subsequently rescinded or modified in any way (the “CEP Board Approval”) has duly approved this Agreement.

3.6      Available Funds. CEP has or will have available to it, and will make available to Merger Sub, all funds necessary to satisfy all of CEP’s and Merger Sub’s obligations under this Agreement.

article 4.

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1      Conduct of Business of the Company.

(a)      Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (except (i) as permitted by the terms of this Agreement, (ii) as disclosed in Section 4.1 of the Company Disclosure Letter, or (iii) to the extent that CEP shall otherwise consent in writing (which consent shall not be unreasonably delayed), carry on the business of the Company and its Subsidiaries, including but not limited to its Investment Policy in all material respects, in the ordinary course, consistent with past practice, and shall use their commercially reasonable efforts to preserve intact their business, organization and relationships with third parties and to keep available the services of their officers and employees.

(b)      Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of CEP (which consent shall not be unreasonably delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i)      Enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii)      Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than, the declaration and payment of cash distributions with respect to Company Preferred Stock payable to the holders of Company Preferred Stock in accordance with the requirements thereof set forth in the Company Charter Documents;

(iii)      Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the Company’s or any of its Subsidiary’s relationship with any service provider (as referred to in the Company Option Plans) pursuant to stock option or purchase agreements in effect on the date hereof or entered into in compliance with this Agreement;

(iv)      Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

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(v)      Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries;

(vi)      Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(vii)      Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units;

(viii)      Except as previously disclosed in the Company SEC Reports prior to the date hereof, sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

(ix)      Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a Subsidiary of it to or in it or any wholly-owned Subsidiary of it, (B) employee loans or advances made in the ordinary course of business consistent with past practice and not to exceed Twenty Thousand Dollars ($20,000.00) in the aggregate, (C) investments by it or a Subsidiary of it in any other Person (i) in the ordinary course of business consistent with past practice and not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate (provided that none of such transactions referred to in this clause (C)(i) presents a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent) or (ii) pursuant to the terms of and in accordance with any investment policy adopted by the Company’s Board of Directors (which, if any, shall be identified in Section 4.1(b)(ix) of the Company Disclosure Letter);

(x)      Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

(xi)      Make or change any material Tax election or adopt or change a Tax accounting method;

(xii)      Settle, pay, discharge or satisfy any material claim (including any Tax claim), action, suit, investigation, audit or proceeding involving money damages, except (A) in the ordinary course of business (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP, (C) amounts outside the ordinary course of business not to exceed Three Hundred Fifty Thousand Dollars ($350,000.00) in the aggregate or (D) engaging in any such activities on behalf of customers of the Company or its Subsidiaries that result in payments only by such customers, and, except as permitted by subsections (A), (B) or (C), do not result in any payment obligation or other liability of the Company or any of its Subsidiaries;

(xiii)      Except as required by Legal Requirements, this Agreement or Contracts currently binding on the Company or its Subsidiaries, adopt or amend any Plan, Company Purchase Plans, Company Stock Option Plan or Other Options, or enter into any new, or amend any existing employment, severance, consulting, salary continuation or other similar Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except (x) payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees in the ordinary course of business consistent with past practice or (y) payments made to Company employees pursuant to Company retention plans in amounts not to exceed the amounts set forth in Section 4.1 of the Company Disclosure Letter;

(xiv)      Enter into any Contract the effect of which would be to grant to a third party any actual or potential right of license to any material Intellectual Property owned by CEP or any of its Subsidiaries;

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(xv)      Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its line of credit for working capital purposes and the endorsement of checks in the normal course of business consistent with past practice or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

(xvi)      Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xvii)      Engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s or its Subsidiaries’ affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(xviii)      Do or permit any licensee or sublicensee thereof to do any act or knowingly omit to do any act whereby any Company Intellectual Property may become invalidated, abandoned or dedicated to the public domain;

(xix)      Make any commitment or enter into, or amend, modify, or terminate, or waive any rights under any Company Material Contract; or

(xx)      Agree in writing or otherwise to take any of the actions described in (i) through (xix) above.

(c)      Taxes. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i)      prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post Signing Returns”);

(ii)      deliver to CEP drafts of the Company’s fiscal year ended June 30, 2012 Tax Return prior to the date (including extensions) on which such Tax Return is required to be filed (if the Merger has not yet occurred by such date); and

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(iii)      promptly notify CEP of any material federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims.

article 5.

ADDITIONAL AGREEMENTS

5.1      Proxy Statement. Promptly after execution and delivery of this Agreement, the Company shall prepare and shall file with the SEC as soon as is practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the Stockholders’ Meeting at which the stockholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to stockholders of the Company. The term “Proxy Statement” shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly filed and mailed. CEP will provide the Company with any information that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.1. The Company will provide CEP and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing. The Company will respond to, and provide CEP and its counsel with a reasonable opportunity to participate in the response of the Company to, any comments from the SEC and will notify CEP promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or CEP, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company such amendment or supplement. Each of CEP and the Company shall cooperate and the Company shall provide CEP (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide CEP with a copy of all such filings made with the SEC. The information provided and to be provided by CEP, Merger Sub, and the Company, respectively, for use in Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company’s stockholders, on the date of the Stockholders’ Meeting and as of the Effective Time, not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and the Company, CEP and Merger Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

5.2      Meetings of Stockholders; Board Recommendation.

(a)      Meeting of Stockholders. Promptly after the execution of this Agreement, the Company will take all action necessary in accordance with Tennessee Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) as soon as practicable after the date hereof. Subject to Section 5.3(d), the Company will use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Tennessee Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone its Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock or Company Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

(b)      Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Recommendation”), at the Stockholders’ Meetings, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CEP, the Recommendation.

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5.3      Acquisition Proposals.

(a)      No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), and any party to a Stockholder Agreement shall, and that the Company shall use reasonable efforts to cause its and its Subsidiaries’ other employees and affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(f)) with respect to itself, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), or (iv) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. The Company and its Subsidiaries and any of their respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), and any party to a Stockholder Agreement will immediately cease, and the Company shall use reasonable efforts to cause its and its Subsidiaries’ other employees and affiliates to cease, any and all existing activities, discussions or negotiations with any third parties (other than CEP, Merger Sub, and their representatives) conducted heretofore with respect to any Acquisition Proposal with respect to itself.

(b)      Notification of Unsolicited Acquisition Proposals. As promptly as practicable and in any event within one (1) business day after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Company reasonably believes would lead to an Acquisition Proposal the Company shall provide CEP with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall, upon receipt of an Acquisition Proposal, request or inquiry, provide CEP as promptly as practicable oral and written notice setting forth the terms of any material amendments or proposed material amendments of any such Acquisition Proposal, request or inquiry.

(c)      Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that, prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company, the Company receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.3(f)) and the Company has complied in full with all its obligations under Section 5.3(a) in connection with such Acquisition Proposal, it may then take the following actions:

(i)      Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives CEP written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement in substantially the form of the Confidentiality Agreement (as defined in Section 5.4) prior to taking any action under clause (1) above and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to CEP (to the extent such nonpublic information has not been previously so furnished);

(ii)      Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives CEP oral and written notice of the its intention to enter into negotiations with such third party; and

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(iii)      Approve or recommend, or propose to approve or recommend, any Superior Offer and enter into any agreement with respect thereto; provided, in each such case, that the Company has terminated this Agreement pursuant to Section 7.1(g). Nothing in this Section 5.3(c) shall relieve the Company from its obligation to comply with Section 5.3(b).

(d)      Changes of Recommendation. The Board of Directors of the Company may not withhold, withdraw, amend or modify the Recommendation (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), unless, prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company, the Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that such Change of Recommendation is required by its fiduciary obligations to its stockholders under Indiana Law.

(e)      Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either party or its respective Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(f)      Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)      “Acquisition Proposal,” with respect to a party, shall mean any offer or proposal or public announcement of a proposal or plan, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party or any of its Subsidiaries, directly or indirectly, or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of such party or any of its Subsidiaries, directly or indirectly, or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of such party (including its Subsidiaries taken as a whole), directly or indirectly, or (C) any liquidation or dissolution of such party; and

(ii)      “Superior Offer,” with respect to a party, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect CEP or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (after consultation with its outside legal counsel and its financial adviser) (i) to be more favorable from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms provided pursuant to this Agreement, (ii) the conditions to the consummation of which are reasonably capable of being satisfied and (iii) financing for which, to the extent required, is then committed or in the good faith judgment of the Board of Directors of the Company (after consultation with its independent financial advisors) reasonably available.

5.4      Confidentiality; Access to Information.

(a)      Confidentiality. The parties acknowledge that the Company and CEP have previously executed a Mutual Non-Disclosure Agreement dated January 19, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and CEP will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

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(b)      Access to Information. The Company will afford CEP’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as CEP or its representatives may reasonably request, and, during such period, upon request by CEP, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to CEP a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information.

5.5      Public Disclosure. Neither the Company, CEP nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult with the other party will still be required to the extent practicable.

5.6      Regulatory Filings; Reasonable Best Efforts.

(a)      Regulatory Filings. Each of CEP, Merger Sub, and the Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of CEP, Merger Sub, and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of CEP, Merger Sub, and the Company shall comply as promptly as practicable with any request for additional information, documents or other materials received by such party hereto or any of its Subsidiaries or affiliates from any Governmental Entity. Each of CEP and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b)      Exchange Of Information. CEP, Merger Sub, and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and CEP shall consult with outside counsel to the other prior to taking a position with respect to any such filing, shall permit outside counsel to the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement, the Merger or the other transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with outside counsel to the other in preparing and exchanging such information and promptly provide outside counsel to the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of CEP and the Company need not supply outside counsel to the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

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(c)      Notification. Each of CEP, Merger Sub, and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), CEP, Merger Sub, or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)      Reasonable Best Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 6 to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on this Agreement and the transactions contemplated hereby.

(e)      Limitation On Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require CEP or the Company or any Subsidiary or affiliate thereof to take or agree to take any Action of Material Divestiture (as defined below) which would be reasonably likely to materially adversely impact the benefits expected to be derived by CEP and its Subsidiaries (on a combined basis with the Company and its Subsidiaries) as a result of the transactions contemplated hereby or would be reasonably likely to materially adversely affect CEP and its Subsidiaries (on a combined basis with the Company and its Subsidiaries) following the Merger. For purposes of this Agreement, an “Action Of Material Divestiture” shall mean executing or carrying out agreements or submitting to Legal Requirements providing for a material license, material sale or other material disposition of any assets or categories of assets that are material to the combined business of CEP’s employer services business and the Company or the holding separate of Company capital stock or imposing or seeking to impose any material limitation on the ability of CEP, the Company or any of their respective Subsidiaries to own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or on the ability of CEP to conduct the combined business of CEP’s employer services business and the Company.

5.7      Notification of Certain Matters. The Company shall give prompt notice to CEP shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Merger Sub, or CEP, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied or (B) in the case of CEP or Merger Sub, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

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5.8      Third-Party Consents. As soon as practicable following the date hereof, CEP and the Company will each use reasonable efforts to obtain (i) all Necessary Consents and (ii) all consents, waivers and approvals under any Company Material Contract as may be required to be obtained in connection with the Merger.

5.9      [Reserved].

5.10      Indemnification.

(a)      Indemnity. From and after the Effective Time, CEP will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification and exculpation provisions in favor of the current or former directors or officers of the Company (the “Indemnified Parties”) under the Certificate of Incorporation or Bylaws of the Company and any agreement between an Indemnified Party and the Company or a Subsidiary of the Company as in effect as of the date hereof that is listed in Section 5.10(a) of the Company Disclosure Letter. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b)      Insurance. For a period of three (3) years after the Effective Time, CEP will cause the Surviving Corporation to maintain in effect a policy of directors’ and officers’ liability insurance substantially the same as such policy maintained by the Company covering those persons (but only those persons) who are currently covered by such policies immediately prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to pay an annual premium on such insurance policy that is greater than two hundred percent (200%) of the annual premium currently payable by the Company for such coverage and provided, further, that notwithstanding the foregoing, in the event such coverage is no longer available (or is only available for an amount in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage) CEP shall nevertheless be obligated to provide such coverage as may be obtained for such two hundred percent (200%) amount. CEP may, however, satisfy its obligations under the first sentence of this Section 5.10(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of three (3) years from the Effective Time, (ii) covers those persons (but only those persons) who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof, and (iii) contains terms and conditions (including, coverage amounts) which are no less advantageous that those contained in the terms and conditions of the Company directors’ and officers’ insurance policies in effect as of the date hereof. The Company shall take all actions necessary or advisable under its existing directors’ and officers’ insurance policy to permit CEP to satisfy its obligations hereunder, including but not limited to triggering any “tail” policy.

(c)      Third-Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on CEP and the Surviving Corporation and its successors and assigns. In the event CEP or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of CEP or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to CEP or the Surviving Corporation, as the case may be, in this Section 5.10.

5.11      Section 16 Matters. Prior to the Effective Time, CEP and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of CEP Common Stock (including derivative securities with respect to CEP Common Stock) resulting from the transactions contemplated by Article 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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5.12      Merger Sub Compliance. CEP shall cause Merger Sub to comply with all of Merger Sub’s respective obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger or other transactions contemplated hereby.

5.13      Tax Account And Non-Tax Account Reconciliation Report And Related Data. If and when requested by CEP, the Company shall deliver to CEP, in a form reasonably acceptable to CEP, (A) (i) a Tax Account Reconciliation Report as of December 31, 2011 and (ii) a statement of the Assumed Customer Tax Obligations, Tax Trust Funds, Tax Account Receivables (shown in aggregate, as well as by aging category, e.g., 30 to 90 days, 91 to 180, 181 to 360, and one year or older) and the Tax Fund Investment Portfolio (showing market value adjustments) balances, each as of December 31, 2011, for each customer of the Company or its Subsidiaries and (B) a Non-Tax Bank Account Reconciliation Report as of December 31, 2011. “Tax Account Reconciliation Report” shall mean a reconciliation report comparing the aggregate amounts of the Tax Trust Funds and Tax Account Receivables to the Assumed Customer Tax Obligations for each customer. “Non-Tax Bank Account Reconciliation Report” shall mean a report demonstrating the reconciliation of the cash disbursement ledger to the Company’s bank accounts, including the COBRA account(s), the flexible spending account(s) (FSA), the health and welfare account(s) (H&W) and payroll check accounts. “Tax Account Receivables” shall mean, with respect to any date, any amounts owed to the Company or its Subsidiaries by its customers as of such date relating to previously assumed and fulfilled Assumed Customer Tax Obligations, including, but not limited to, (i) rejected Collection Items in Transit, (ii) items payable to the Company or its Subsidiaries by its customers for reimbursement of overdeposits by Tax authorities (for which the customer has received earlier credit or upon which it has relinquished any claim) or (iii) any other amounts owed to the Company or its Subsidiaries by customers for the past funding of bona fide Assumed Customer Tax Obligations. A “Collection Item In Transit” shall mean a pre-approved electronic impound from a customer’s bank account that was processed via an automated clearing house network or reverse wire transfer initiated through the Company’s or its Subsidiaries’ banks but that is not yet settled. “Tax Fund Investment Portfolio” shall mean that portion of the Tax Trust Funds invested in bonds, securities, mutual funds, and other non-cash financial instruments.

article 6.

CONDITIONS TO THE MERGER

6.1      Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)      Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b)      No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.6.

(c)      Securities Matters. All securities regulatory matters relating to the Company’s obligations under the Securities Exchange Act of 1934, as well as its obligations under the applicable listing requirements of the New York Stock Exchange/AMEX, relating to the transactions contemplated hereby shall have been resolved.

(d)      Necessary Consents. All Necessary Consents required to execute, deliver and perform this Agreement and to consummate the Merger shall have been obtained or made.

6.2      Additional Conditions to the Obligations of CEP and Merger Sub. The obligations of CEP and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by CEP:

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(a)      Representations and Warranties. The representations and warranties of the Company contained in Article 2 of the Agreement (A) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (B) that are not so qualified shall be true and correct in all respects, in the case of (A) and (B) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made as of such date, except (i) with respect to (B) any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect”, as does not constitute a Material Adverse Effect on the Company; (ii) for changes contemplated by this Agreement; and (iii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on the Company limitation set forth in the preceding clause (i)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in (B), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded) CEP shall have received a certificate to such effect signed on behalf of the Company by an authorized senior executive officer of the Company.

(b)      Agreements and Covenants. The Company has performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date. CEP and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized senior executive officer of the Company.

(c)      Litigation Matters. There shall not have been any suit or proceeding by any Governmental Entity against CEP, the Company, Merger Sub, or any of their respective Subsidiaries, that would result in CEP being required to take any action described in Section 5.6(e).

(d)      Funding. The commitment to CEP and Merger Sub by a commercial lender (or any other source arranged by CEP) to provide certain funding in connection with the Merger and in connection with certain transactions between CEP and Carter M. Fortune (which commitment was obtained by CEP immediately prior to entering into this Agreement with the Company) shall continue to be in force and effect, and lender shall be prepared, willing, and able to fully fund such transactions thereunder and hereunder contemporaneously with the Closing Date.

(e)      Certain Other Agreements with Carter M. Fortune. The other commitments and agreements between CEP and/or Merger Sub with Carter M. Fortune (and/or his successors and assigns) and certain of his affiliates, which were entered into in connection with the Merger, shall continue to be in force and effect.

(f)      Reduction of Record Holders of Company Common Stock. There shall not have occurred such activity with respect to the record holders of Company Common Stock that would cause Surviving Corporation to have greater than 300 record holders of the common stock of Surviving Corporation or that would otherwise prevent Surviving Corporation from suspending its reporting obligations under the Securities Exchange Act of 1934.

6.3      Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)      Representations and Warranties. The representations and warranties of CEP contained in Article 3 hereof (A) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (B) that are not so qualified shall be true and correct in all respects, in the case of (A) and (B) as of the date of this Agreement and as of the Effective Time with the same force and effect as if made as of such date, except (i) with respect to (B) any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect”, as does not constitute a Material Adverse Effect on CEP; (ii) for changes contemplated by this Agreement; and (iii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on CEP limitation set forth in the preceding clause (i)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in (B), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of CEP, with respect to the representations and warranties of CEP, by an authorized senior executive officer of CEP and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

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(b)      Agreements and Covenants. CEP and Merger Sub shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of CEP, with respect to the covenants of CEP, by an authorized senior executive officer of CEP and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

article 7.

TERMINATION, AMENDMENT AND WAIVER

7.1      Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of the Company:

(a)      by mutual written consent duly authorized by the Boards of Directors of CEP and the Company;

(b)      by either CEP or the Company, if the Merger shall not have been consummated on or before June 30, 2012 (which date shall be automatically extended to December 31, 2012, in the event that Company and CEP shall not have obtained all regulatory consents by June 30, 2012) (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before the End Date, and such action or failure to act constitutes a material breach of this Agreement;

(c)      (i) by either the Company or CEP if any court of competent jurisdiction or other Government Entity shall have issued an order, decree, or ruling enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable (unless such order, decree, or ruling has been withdrawn, reversed, or otherwise made inapplicable); or (ii) by the Company if any litigation or proceeding is pending before any court of competent jurisdiction or has been threatened to be instituted by any Person or governmental body, which in the good faith judgment of the Board of Directors of the Company is reasonably likely to result in an order, decree, or ruling enjoining, prohibiting, seeking substantial damages in respect of, or impairing the benefits of the transactions contemplated by this Agreement;

(d)      by CEP (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event (as defined below in this Section 7.1) with respect to the Company shall have occurred;

(e)      by the Company by written notice to CEP, upon a breach of any representation, warranty, covenant or agreement on the part of CEP or Merger Sub set forth in this Agreement, or if any representation or warranty of CEP or Merger Sub shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b); provided that if such untruth or inaccuracy in CEP’s or Merger Sub’s representations and warranties or breach by CEP or Merger Sub is curable by CEP or Merger Sub prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to such End Date, provided that CEP continues to exercise reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by CEP or Merger Sub is cured prior to the End Date);

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(f)      by CEP by written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) provided that if such untruth or inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then CEP may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided that the Company continues to exercise reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that CEP may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by the Company is cured prior to the End Date);

(g)      by the Company, if the Company receives a Superior Offer; provided that, (i) the Company shall have notified CEP in writing prior to terminating this Agreement pursuant to this Section 7.1(g) that the Company has received a Superior Offer and intends to terminate this Agreement pursuant to this Section 7.1(g), attaching the most current version of such Superior Offer to such notice, (ii) the Company shall have afforded CEP the reasonable opportunity to make a revised offer (including by negotiating the terms of such offer with CEP) and CEP shall not have made, within three (3) business days after receipt of the Company’s written notice of its intention to terminate this Agreement pursuant to this Section 7.1(g), an offer that the Board of Directors of the Company determines in good faith to be more favorable to the Company’s stockholders than such Superior Offer and (iii) the Company shall simultaneously with its termination hereunder make all payments required by Section 7.3(b); and

(h)      by either the Company or CEP if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to CEP the Recommendation, (ii) it shall have failed to include the Recommendation in the Proxy Statement, (iii) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (iv) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the Company and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

7.2      Notice of Termination; Effect of Termination. Except as otherwise set forth in Section 7.1(g), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3      Fees and Expenses.

(a)      General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

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(b)      Payments.

(i)      Payment by the Company. In the event that this Agreement is terminated by CEP or the Company, as applicable, pursuant to Section 7.1(d) or (g) the Company shall promptly, but (except as set forth in Section 7.1(g)) in no event later than (A) thirty (30) business days after the date of such termination, or (B) the date of closing by the Company of the transaction that is the subject of the Triggering Event (if such closing occurs), whichever of (A) or (B) is earlier, pay CEP a fee equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) in immediately available funds.

(ii)      Interest and Costs; Other Remedies. Each of CEP and the Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CEP and the Company would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, CEP makes a claim that results in a judgment against the Company for the amounts set forth in Section 7.3(b), the Company shall pay to CEP its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b), at the prime rate of large U.S. Money Center Commercial Banks published in the WallStreet Journal, in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

7.4      Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of CEP. Merger Sub, and the Company.

7.5      Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

article 8.

GENERAL PROVISIONS

8.1      Non-Survival of Representations and Warranties. The representations and warranties of the Company, CEP, and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants or agreements that by their terms survive the Effective Time and this Article 8 shall survive the Effective Time.

8.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(a)	If to CEP or Merger Sub, to:

CEP, Inc.

Attention: Tena Mayberry, President

c/o Bone McAllester Norton PLLC

511 Union Street, Suite 1600

Nashville, Tennessee     37219

Facsimile No.: (615) 238-6301

with a copy to:

Bone McAllester Norton PLLC

Attention: Charles W. Bone, Esq.

and Trace Blankenship, Esq.

511 Union Street, Suite 1600

Nashville, Tennessee 37219

Facsimile No.: (615) 238-6301

(b)	if to Company, to:

Fortune Industries, Inc.

Attention: Corporate Secretary and General Counsel

6402 Corporate Dr.

Indianapolis, IN 46278

Facsimile No.: (317) 532-1011

with a copy to:

Bose McKinney & Evans LLP

Attention: Jeffrey B. Bailey, Esq.

111 Monument Circle, Suite 2700

Indianapolis, IN 46204

Facsimile No.: (317) 684-5173

8.3      Interpretation; Knowledge.

(a)      When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

(b)      For purposes of this Agreement, the term “knowledge” means, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, division and subsidiary executive officers, General Counsel, and/or any member of the Board of Directors, has actual knowledge of such matter.

(c)      For purposes of this Agreement, the term “material adverse effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that is materially adverse to the business, properties, assets, financial condition or results of operations of such entity taken as a whole with its Subsidiaries (or, if such entity is the Company, the Company taken as a whole with its Subsidiaries or CEP taken as a whole with its Subsidiaries); provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services and products), (C) any change in such entity’s stock price or trading volume, (D) any failure by such entity to meet revenue or earnings projections, (E) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally, (F) any Effect that results from changes affecting general worldwide economic or capital market conditions, (G) in the case of the Company only, any Effect that results from investments in any other Person made in accordance with the Company’s Investment Policy, (H) any Effect that results from changes in laws after the date hereof, or (I) any Effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism.

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(d)      For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e)      For the purposes of this Agreement, the parties hereto acknowledge that the Company’s Chief Executive Officer and Chief Financial Officer (neither of which are directors of the Company) are officers and directors of CEP and Merger Sub, and the parties agree that, to the extent that either of such Chief Executive Officer or Chief Financial Officer has actual knowledge of any matter that is the subject of the Company’s representations and warranties herein, neither of them shall use such actual knowledge to the detriment of the Company with respect to the remedies of CEP and Merger Sub as to breaches of the Company’s representations and warranties hereunder.

8.4      Counterparts. This Agreement may be executed in two or more counterparts and multiple signature pages, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts (with multiple signature pages) have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart (or signature page).

8.5      Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the CEP Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

8.6      Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7      Other Remedies; Specific Performance.

(a)      Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)      Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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8.8      Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of the State of Tennessee or of the U. S. District Court for the Middle District of Tennessee, with respect to all actions and proceedings arising out of or relating to this Agreement and the transaction contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence an action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 8.2 hereof, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.9      Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10      Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that CEP and/or Merger Sub can assign any of their respective rights and obligations to any direct or indirect wholly-owned Subsidiary of CEP, but no such assignment shall relieve CEP or Merger Sub, as the case may be, of its obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11      Waiver of Jury Trial. EACH OF CEP, MERGER SUB, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CEP, MERGER SUB, OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of this page is intentionally blank.

Signature page follows.]

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[Signature Page of Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CEP:

CEP, INC.

By:	/s/ Tena Mayberry
Tena Mayberry, President

MERGER SUB:

CEP MERGER SUB, INC.

By:	/s/ Tena Mayberry
Tena Mayberry, President

COMPANY:

FORTUNE INDUSTRIES, INC.

By:	/s/ Carter M. Fortune
Carter M. Fortune, Chairman

EXHIBIT A

TO AGREEMENT AND PLAN OF MERGER

Shareholder Voting Agreement

[attached hereto]

EXHIBIT A

TO AGREEMENT AND PLAN OF MERGER

AMONG CEP, INC., CEP MERGER SUB, INC., AND FORTUNE INDUSTRIES, INC.

SHAREHOLDER VOTING AGREEMENT

THIS SHAREHOLDER VOTING AGREEMENT, dated as of March 26, 2012, is by and among—

(i)      CEP, Inc., a Tennessee corporation (“CEP”), and

(ii)      the persons and/or entities identified on Schedule A hereof (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS:

A.      Each Shareholder owns the number of shares of Common Stock, par value $0.10 per share (the “Common Stock”), of Fortune Industries, Inc., an Indiana corporation (the “Company”), set forth opposite such Shareholder’s name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement (whether by purchase, assignment, conversion, or otherwise), being collectively referred to herein as the “Subject Shares”);

B.      Concurrently with the execution and delivery of this Agreement, CEP and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of CEP with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein; and

C.      As a condition and inducement to CEP’s willingness to enter into the Merger Agreement, the Shareholders desire to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and to provide full cooperation to CEP and the Company in closing and completing the Merger.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

article 1.

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder, severally and not jointly, represents and warrants to CEP as follows:

Section 1.1      Authority. Such Shareholder has all requisite power and authority or capacity, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

Section 1.2      No Conflicts; Required Filings and Consents.

(a)      Except as disclosed on Schedule 1.2(a) attached hereto and incorporated by reference herein, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Subject Shares pursuant to any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s Subject Shares or other property or assets.

(b)      The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Shareholder of any of his obligations under this Agreement.

Section 1.3      The Subject Shares. Except as disclosed on Schedule A hereto, such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto. Except as disclosed on Schedule A hereto, such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, assign, grant a participation interest in or option for, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Subject Shares.

Section 1.4      Reliance by CEP. Such Shareholder understands and acknowledges that CEP is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, and agreements of such Shareholder herein.

Section 1.5      Litigation. There is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

Section 1.6      Finder’s Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

article 2.

REPRESENTATIONS AND WARRANTIES OF CEP

      CEP represents and warrants to each of the Shareholders as follows:

Section 2.1      Authority. CEP has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by CEP and constitutes a valid and binding obligation of CEP enforceable in accordance with its terms.

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Section 2.2      No Conflicts; Required Filings and Consents.

(a)      Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof, will violate, conflict with or result in a breach, or constitute a default (with or without due notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to CEP or to CEP’s property or assets.

(b)      The execution and delivery of this Agreement by CEP does not, and the performance of this Agreement by CEP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as defined in the Merger Agreement), except for the filing by CEP of a Form 13D and such forms (if any) as may be later necessary to obtain consent for Company to de-register the Company as a reporting company to the U. S. Securities and Exchange Commission, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by CEP of any of its obligations under this Agreement.

article 3.

VOTING OF SUBJECT SHARES

Section 3.1      Agreement to Vote. From the date hereof, and until the termination of this Agreement in accordance with Article V, each Shareholder, severally and not jointly, agrees as follows:

(a)      At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger and any other transaction contemplated thereby is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

(b)      At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (iii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(c)      In addition, each Shareholder agrees that it will, upon request by CEP, furnish written confirmation, in form and substance reasonably acceptable to CEP, of such Shareholder’s vote in favor of the Merger Agreement and the Merger.

(d)      The parties acknowledge that, as of the date hereof, ___________ shares of the Subject Shares are pledged to and/or held by a commercial bank as collateral security for the payment and performance of certain indebtedness incurred by one or more Shareholders, but that Shareholders shall nonetheless be obligated to cause all such pledged shares to be in conformity, as of the Closing, with the agreements and covenants set forth in this Agreement that apply to the Subject Shares.

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Section 3.2      Irrevocable Proxy. Each Shareholder hereby constitutes and appoints CEP with full power of substitution, as the proxy pursuant to the provisions of Section 48-17-203 of the Tennessee Business Corporation Act and attorney of such Shareholder, and hereby authorizes and empowers CEP to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations in the event that such Shareholder fails to satisfy its obligations under Sections 3.1(a) and (b). The proxy granted pursuant to the immediately preceding sentence is coupled with an interest, shall be irrevocable and shall survive death, disability, bankruptcy, or any other impediment of Shareholder. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shares owned or held by such Shareholder regarding the matters referred to in Sections 3.1(a) and (b).

article 4.

ADDITIONAL AGREEMENTS

Section 4.1      No Disposition or Encumbrance of Subject Shares. Except as provided in the next to the last sentence of this Section 4.1, each Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Shareholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to CEP, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

Section 4.2      Disclosure. Each of the Shareholders hereby permits CEP to publish and disclose in all documents and schedules filed with or furnished to the SEC in connection with the Merger, such Shareholder’s identity and ownership of the Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

Section 4.3      Reasonable Efforts. Each Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement.

article 5.

TERMINATION

This Agreement shall terminate upon the earlier of (x) the Effective Time (as defined in the Merger Agreement) and (y) the termination of the Merger Agreement in accordance with its terms, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof.

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article 6.

MISCELLANEOUS

Section 6.1      Additional Shares. In the event any Shareholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the “Additional Securities”), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Shareholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Shareholder as of the date hereof.

Section 6.2      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction except that the laws of the State of Indiana shall govern the enforceability and interpretation of Sections 3.1 and 3.2.

Section 6.3      Jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of Tennessee or the United States District Court located within the Middle District of Tennessee (each, a “Tennessee Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Tennessee Court, and any claim that any such action or proceeding brought in any Tennessee Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Tennessee Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in an Tennessee Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

Section 6.4      WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

Section 6.5      Specific Performance. Each Shareholder acknowledges and agrees that (i) the obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) CEP is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Shareholder’s obligations or agreements will cause CEP irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that CEP shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies CEP may have.

Section 6.6      Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by CEP and the Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 6.7      Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a “Shareholder”, and (ii) CEP may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of CEP. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

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Section 6.8      Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.9      Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(a)	if to CEP to:

CEP, Inc.

Attention: Tena Mayberry, President

c/o Bone McAllester Norton PLLC

511 Union Street, Suite 1600

Nashville, Tennessee 37219

Facsimile No.: (615) 238-6331

with a copy to:

Bone McAllester Norton PLLC

Attention: Charles W. Bone, Esq. and Trace Blankenship, Esq.

511 Union Street, Suite 1600

Nashville, Tennessee 37219

Facsimile No.: (615) 238-6301

(b)	if to the Shareholders, to their respective addresses shown on Schedule A.

with a copy to:

Bose McKinney & Evans LLP

Attention: Jeffrey B. Bailey, Esq.

111 Monument Circle, Suite 2700

Indianapolis, Indiana 46204

Facsimile No.: (317) 684-5173

Section 6.10      Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.11      Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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Section 6.12      Integration. This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

Section 6.13      Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.14      Further Assurances. From time to time at the request of CEP, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 6.15      Stop Transfer. Each of the Shareholders agrees that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

Section 6.16      Public Announcements. No Shareholder shall issue or make any press release or other public announcements or statements with respect to the transactions contemplated by this Agreement.

Section 6.17      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of this page is intentionally left blank.

Signature pages follow.]

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[Signature Page to Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

CEP, INC.

By:	/s/ Tena Mayberry
Tena Mayberry, President

[Signature Page to Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Voting Agreement as of the day and date first above written.

/s/ Carter M. Fortune
Carter M. Fortune, an individual residing in the
State of Florida

[Signature Page to Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Voting Agreement as of the day and date first above written.

14 WEST, LLC

By:	/s/ Carter M. Fortune
Carter M. Fortune, Managing Member

[Signature Page to Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Voting Agreement as of the day and date first above written.

CARTER M. FORTUNE LIVING TRUST

By:	/s/ Carter M. Fortune
Carter M. Fortune, Trustee

SCHEDULE A

TO SHAREHOLDER VOTING AGREEMENT

SHAREHOLDERS

Name	Number of Common Shares
Carter M. Fortune	354,342

Carter M. Fortune Living Trust	5,730,511

14 West, LLC	1,259,834

Total	7,344,687

Notice Address:

Carter M. Fortune

Carter M. Fortune Living Trust

14 West, LLC

c/o Fortune Industries, Inc.

6402 Corporate Drive

Indianapolis, Indiana 46278

SCHEDULE 1.2(a)

TO SHAREHOLDER VOTING AGREEMENT

REQUIRED FILINGS AND CONSENTS

The 354,342 common shares shown as held or beneficially owned by Carter M. Fortune are pledged to a commercial lender for the benefit of Mr. Fortune and, as such, may be held of record in such lender’s name. However, Mr. Fortune has agreed to cause such shares to be voted in accordance with his obligations under this Agreement.